Exhibit 99.1

Johnson Controls 38-year Veteran Jeff Williams to Retire as President of Global Products

–Jeff Williams will retire effective Aug. 1, 2022.
–A global search for his successor is underway as Johnson Controls accelerates its focus on technology-driven solutions for buildings management to make assets smarter, healthier and more sustainable.
–Global Products is a business unit of Johnson Controls including product development and R&D.
CORK, Ireland, July 6, 2022 -- Johnson Controls (NYSE: JCI), the global leader for smart, healthy and sustainable buildings, today announced that 38-year company veteran Jeff Williams is retiring and that a global search is underway for his successor. Williams’ replacement will inherit a business group generating more than a third of Johnson Controls approximately $24B annual revenues including product development and research & development.
Williams started at Johnson Controls in 1984 as a sales account manager and spent more than 30 years in its automotive business before taking over as leader of its Global Products business in 2019. He was the co-author of the Johnson Controls Manufacturing Systems operating system that continues to guide the company’s global operations today.
“Jeff has been a phenomenal member of our executive leadership team over the past decades, combining an unwavering will to win with faultless integrity,” said George Oliver, Johnson Controls Chairman and CEO. “We thank him for his years of service, and he leaves the Global Products business in fantastic shape, with an amazing opportunity for a new leader to come in and drive forward.
He added: ”Johnson Controls is at a unique point in its near 140-year history as it looks to move an industry that founder Warren Johnson helped to create when he invented the electric room thermostat in 1883. The next chapter will see us reshaping how buildings technology is designed and applied, using all the power of artificial intelligence through Johnson Controls OpenBlue platform. Our aim now, and at the heart of the new role Jeff’s successor will take on, is to maximize the performance of our customer’s buildings; harvesting and applying data insights to optimize every aspect of operations - elevating the performance of human users and equipment, while making environments healthier, more secure and sustainable through lowering energy and water use.”
Within Global products, alongside leading the HVAC/R and Residential business units, a key focus for Williams’ successor will be steering the fire, security and controls teams, which are the heart of the transformation of buildings’ operational technology. The application of advanced solutions utilizing Machine Learning is elevating the capacity for ultra-accurate detection insights, ever more efficient responses and proactive fault reporting.
About Johnson Controls Global Products group
Johnson Controls Global Products group designs and sells HVAC equipment, controls software and software services for residential and commercial applications to commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide. In addition, Global Products designs and sells refrigeration equipment and controls globally. The Global Products business designs and sells fire protection, fire suppression and security products, including intrusion security, anti-theft devices, access control, and video surveillance and management systems, for commercial, industrial, retail, residential, small business, institutional and governmental customers worldwide.

About Johnson Controls
At Johnson Controls (NYSE:JCI), we transform the environments where people live, work, learn and play. As the global leader in smart, healthy and sustainable buildings, our mission is to reimagine the performance of buildings to serve people, places and the planet.
Building on a proud history of nearly 140 years of innovation, we deliver the blueprint of the future for industries such as healthcare, schools, data centers, airports, stadiums, manufacturing and beyond through OpenBlue, our comprehensive digital offering.
Today, with a global team of 100,000 experts in more than 150 countries, Johnson Controls offers the world`s largest portfolio of building technology and software as well as service solutions from some of the most trusted names in the industry.
Visit www.johnsoncontrols.com for more information and follow @Johnson Controls on social platforms.

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Michael Gates	Danielle Canzanella
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